EXHIBIT 4.15

Delaware

The First State

I, HARRIET SMITH WINDSOR, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED IS A TRUE AND CORRECT COPY OF CERTIFICATE OF AMENDMENT OF STATUTORY TRUSTS REPRESENTED BY “BNYM (DELAWARE)”, FILED IN THIS OFFICE ON THE THIRTIETH DAY OF JUNE, A.D. 2008, AT 10:47 O’CLOCK A.M.

AND I DO HEREBY FURTHER CERTIFY THAT THE EFFECTIVE DATE OF THE AFORESAID CERTIFICATE OF AMENDMENT IS THE FIRST DAY OF JULY, A. D. 2008, AT 12:01 O’CLOCK A.M.

/s/ Harriet Smith Windsor
Harriet Smith Windsor, Secretary of State
AUTHENTICATION: 6697174

DATE: 06-30-08

State of Delaware Secretary of State Division of Corporations Delivered 10:47 AM 06/30/2008 FILED 10:47 AM 06/30/2008 SRV 080741827 - 3280777 FILE

CERTIFICATE OF AMENDMENT
PURSUANT TO SECTION 3807(e) OF THE DELAWARE STATUTORY TRUST ACT
(12 Del. C. § 3801 et seq.)

THIS Certificate of Amendment is being duly executed and filed on behalf of each Delaware statutory trust (collectively, the “Trusts”) for which BNYM (Delaware) acts as trustee, by the undersigned, as trustee, to amend the respective Certificates of Trust of the Trusts pursuant to Section 3807(e) of the Delaware Statutory Trust Act (12 Del. C. § 3801 et seq.) (the “Act”).

1.             Amendment of Certificates of Trust.  The Certificate of Trust of each of the Trusts is hereby amended by changing the name of the trustee of the Trusts in the State of Delaware from BNYM (Delaware) to BNY Mellon Trust of Delaware.

2.             Effective Date.  This Certificate of Amendment shall be effective at 12:01 a.m. Eastern Time on July 1, 2008.

IN WITNESS WHEREOF, the undersigned has duly executed this Certificate as of July 1, 2008, in accordance with Section 3807(e) of the Act.

BNY MELLON TRUST OF DELAWARE, formerly known as BNYM (DELAWARE), not in its individual capacity but solely as trustee

By:	/s/ Vincent E. Sampson
	Name:	Vincent E. Sampson
	Title:	President